Filed Pursuant to Rule 433
Registration Statement Nos. 333-125193
and 333-88542

$550,000,000

Monsanto Company

$300,000,000 5.125% Senior Notes due 2018

$250,000,000 5.875% Senior Notes due 2038

Pricing Term Sheet

5.125% Senior Notes due 2018

Issuer:	Monsanto Company
Ratings (Moody’s/S&P/Fitch):	A2/A/A
Format	SEC Registered
Ranking	Senior Unsecured
Size:	$300,000,000
Trade Date:	April 10, 2008
Settlement Date:	T+3; April 15, 2008
Maturity:	April 15, 2018
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Benchmark Treasury:	UST 3.50% due February 15, 2018
Benchmark Treasury Price and Yield:	99.27+; 3.517%
Spread to Benchmark Treasury:	165 basis points
Yield to Maturity:	5.167%
Coupon:	5.125%
Day Count:	30/360
Public Offering Price:	99.675%
Redemption Provisions:	Make-Whole T+25 basis points
Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Greenwich Capital Markets, Inc.
Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

BNY Capital Markets, Inc.

Calyon Securities (USA) Inc.

Fifth Third Securities, Inc.

HVB Capital Markets, Inc.

KBC Financial Products USA Inc.

Lazard Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

The Williams Capital Group, L.P.

CUSIP:	61166W AF 8

5.875% Senior Notes due 2038

Issuer:	Monsanto Company
Ratings (Moody’s/S&P/Fitch):	A2/A/A
Format	SEC Registered
Ranking	Senior Unsecured
Size:	$250,000,000
Trade Date:	April 10, 2008
Settlement Date:	T+3; April 15, 2008
Maturity:	April 15, 2038
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Benchmark Treasury:	UST 5.00% due May 15, 2037
Benchmark Treasury Price and Yield:	111.0; 4.331%
Spread to Benchmark Treasury:	165 basis points
Yield to Maturity:	5.981%
Coupon:	5.875%
Day Count:	30/360
Public Offering Price:	98.53%
Redemption Provisions:	Make-Whole T+25 basis points
Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Greenwich Capital Markets, Inc.
Co-Managers:

Banc of America Securities LLC
Barclays Capital Inc.
BNY Capital Markets, Inc.
Calyon Securities (USA) Inc.
Fifth Third Securities, Inc.
HVB Capital Markets, Inc.
KBC Financial Products USA Inc.
Lazard Capital Markets LLC
Rabo Securities USA, Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC
The Williams Capital Group, L.P.

CUSIP:	61166W AG 6

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. (toll free) at 1-877-858-5407, Goldman, Sachs & Co. (toll-free) at 1-866-471-2526, J.P. Morgan Securities Inc. (collect) at (212) 834-4533 or Merrill Lynch & Co. at (toll-free) at 1-866-500-5408